                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*

                             RCM Technologies, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   749360400
                    ---------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
             -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [x] Rule 13d-1(b)
                               [ ] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

SEC 1745 (2/92)

-------------------                                          ------------------
CUSIP No. 749360400                 13G                      Page 2 of 11 Pages
-------------------                                          ------------------

-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Liberty Wanger Asset Management, L.P.  36-3820584
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  Not Applicable                                         (a)[ ]

                                                                         (b)[ ]
-------------------------------------------------------------------------------
 3       SEC USE ONLY

-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5       SOLE VOTING POWER

    SHARES                         None
                  -------------------------------------------------------------
  BENEFICIALLY    6       SHARED VOTING POWER

   OWNED BY                        2,169,000
                  -------------------------------------------------------------
     EACH         7       SOLE DISPOSITIVE POWER

   REPORTING                       None
                  -------------------------------------------------------------
  PERSON WITH     8       SHARED DISPOSITIVE POWER

                                   2,169,000
-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,169,000
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                            [ ]
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  20.5%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IA
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP No. 749360400                   13G                    Page 3 of 11 Pages
-------------------                                          ------------------

-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  WAM Acquisition GP, Inc.
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  Not Applicable                                         (a)[ ]

                                                                         (b)[ ]
-------------------------------------------------------------------------------
 3       SEC USE ONLY

-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5       SOLE VOTING POWER

    SHARES                         None
                  -------------------------------------------------------------
 BENEFICIALLY     6       SHARED VOTING POWER

   OWNED BY                        2,169,000
                  -------------------------------------------------------------
     EACH         7       SOLE DISPOSITIVE POWER

  REPORTING                        None
                  -------------------------------------------------------------
 PERSON WITH      8       SHARED DISPOSITIVE POWER

                                   2,169,000
-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,169,000
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                            [ ]
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  20.5%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                  CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP No. 749360400                   13G                    Page 4 of 11 Pages
-------------------                                          ------------------

-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Liberty Acorn Trust
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  Not Applicable                                         (a)[ ]

                                                                         (b)[ ]
-------------------------------------------------------------------------------
 3       SEC USE ONLY

-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
-------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER

    SHARES                         None
                  -------------------------------------------------------------
 BENEFICIALLY     6       SHARED VOTING POWER

   OWNED BY                        786,000
                  -------------------------------------------------------------
     EACH         7       SOLE DISPOSITIVE POWER

  REPORTING                        None
                  -------------------------------------------------------------
 PERSON WITH      8       SHARED DISPOSITIVE POWER

                                   786,000
-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  786,000
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                            [ ]
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.4%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                  IV
-------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP No.   749360400                 13G                    Page 5 of 11 Pages
---------------------                                        ------------------

-------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Wanger Advisors Trust
-------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  Not Applicable                                         (a)[ ]

                                                                         (b)[ ]
-------------------------------------------------------------------------------
 3       SEC USE ONLY

-------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Massachusetts
-------------------------------------------------------------------------------
    NUMBER OF     5       SOLE VOTING POWER

     SHARES                        None
                  -------------------------------------------------------------
  BENEFICIALLY    6       SHARED VOTING POWER

    OWNED BY                       753,000
                  -------------------------------------------------------------
     EACH         7       SOLE DISPOSITIVE POWER

   REPORTING                       None
                  -------------------------------------------------------------
  PERSON WITH     8       SHARED DISPOSITIVE POWER

                                   753,000
-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  753,000
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  Not Applicable                                            [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.1%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                  IV
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                           RCM Technologies, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                           2500 McClellan Avenue, Suite 350
                           Pennsauken, New Jersey  08109-4613

Item 2(a)         Name of Person Filing:

                           Liberty Wanger Asset Management, L.P. ("WAM")
                           WAM Acquisition GP, Inc., the general partner of WAM
                            ("WAM GP")
                           Liberty Acorn Trust ("Acorn")
                           Wanger Advisors Trust ("WAT")

Item 2(b)         Address of Principal Business Office:

                           WAM, WAM GP, Acorn and WAT are all located at:

                           227 West Monroe Street, Suite 3000
                           Chicago, Illinois  60606

Item 2(c)         Citizenship:

                           WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; Acorn is a Massachusetts business trust; and WAT is a Massachusetts business trust.

Item 2(d)         Title of Class of Securities:

                           Common Stock

Item 2(e)         CUSIP Number:

                           749360400

Item 3            Type of Person:

                           (d)      Acorn is an Investment Company under
                                    section 8 of the Investment Company Act.

                           (d) WAT is an Investment Company under Section 8 of the Investment Company Act.

                           (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 6 of 11 pages

Item 4            Ownership (at December 31, 2002):

                           (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                    2,169,000

                           (b)      Percent of class:

                                    20.5% (based on 10,598,614 shares
                                    outstanding as of October 30, 2002, based on Form 10-Q filed on October 31, 2002).

                           (c) Number of shares as to which such person has:

                                            (i)     sole power to vote or to
                                                    direct the vote: none

                                           (ii)     shared power to vote or to
                                                    direct the vote: 2,169,000

                                          (iii)     sole power to dispose or to
                                                    direct the disposition of:
                                                    none

                                           (iv)     shared power to dispose or
                                                    to direct disposition of:
                                                    2,169,000

Item 5            Ownership of Five Percent or Less of a Class:

                           Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                           The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn and WAT. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn and WAT are the only such persons known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                           Not Applicable

Item 8            Identification and Classification of Members of the Group:

                           Not Applicable

Item 9            Notice of Dissolution of Group:

                           Not Applicable

                               Page 7 of 11 Pages

Item 10           Certification:

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 8 of 11 Pages

                                   Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2003

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     LIBERTY WANGER ASSET
                                     MANAGEMENT, L.P.

                                    By: /s/ Bruce H. Lauer
                                        --------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    LIBERTY ACORN TRUST

                                    By: /s/ Bruce H. Lauer
                                        --------------------------------------
                                            Bruce H. Lauer
                                            Vice President, Treasurer and
                                            Secretary

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WANGER ADVISORS TRUST

                                    By: /s/ Bruce H. Lauer
                                        --------------------------------------
                                            Bruce H. Lauer
                                            Vice President, Treasurer and
                                            Secretary

                               Page 9 of 11 Pages

                                 Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 12, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc., Liberty Acorn Trust and Wanger Advisors Trust.

                              Page 10 of 11 Pages